Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Equity Bancshares, Inc. of our report dated March 16, 2018 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Equity Bancshares, Inc. for the year ended December 31, 2017 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Chizek LLP

Dallas, Texas

June 4, 2018